[LOGO] COMPANHIA
                                                                     FORCA E LUZ
                                                                     CATAGUAZES
                                                                     LEOPOLDINA

                   Companhia Forca e Luz Cataguazes-Leopoldina
                          Publicity Traded Corporation
               Corporate Taxpayers' No. (CNPJ) 19.527.639/0001-58

                              Relevant Information

In compliance with the provisions of CVM Directive 358/02, the company Companhia Forca e Luz Cataguazes-Leopoldina ("Company") hereby serves notice to its shareholders and the market that the Board of the Brazilian Securities Commission ("CVM") has rendered the following rulings concerning the matters addressed under the appeals submitted by the Company (Proceeding RJ 2004/4559), former company's fiscal council Marcelo Antonio Goncalves Souza (Proceeding RJ 2004/4558) and a company's shareholder Alliant Energy Holdings do Brasil Ltda. (Proceeding RJ 2004/4569):

- Claimed losses to the privileges enjoyed by Company preferred shares caused by the resolution adopted at the Extraordinary Shareholders Meeting held on December 9, 2003 ("ESM" held on 09/Dec/03): The CVM Board issued a majority ruling in favor of the Company, stating that the resolutions adopted at the ESM held on 09/Dec/03 did not inflict a loss on the privileges or preferences awarded to Company preferred shares. The CVM accordingly held that the essential prerequisite required to subject the resolutions adopted at the ESM held on 09/Dec/03 to preferred shareholder approval did not exist, and that the conditions required to award the shareholders the right to withdraw did also not exist.

- Usage of losses accrued up to September 30th, 2003 to perform the share capital reduction resolved at the ESM held on 09/Dec/03, and its subsequent effects on the financial statements dated December 31st, 2003: The CVM Board issued a majority ruling in favor of the Company, stating that there were no grounds for the CVM to issue a ruling against the usage of losses accrued to September 30th, 2003 to perform the share capital reduction adopted at the ESM held on 09/Dec/03.

- Usage of the capital reserve to absorb accrued losses: The CVM Board issued a majority ruling in favor of the Company, stating that the Company is not obliged to use the capital reserve to absorb accrued losses.

- The consequences of the share capital reduction adopted at the EGM held on 09/Dec/03 and the Ordinary Shareholders Meeting ("OSM") held on April 30, 2004:
In light of the rulings set out above, the CVM Board issued a majority ruling in favor of the Company, stating that there were no grounds to deem the resolution adopted at the Company's OSM meeting to be erroneous.

- The requirement to immediately revise and republish the CFLCL's financial statements dated December 31st, 2003: The CVM Board issued a majority ruling stating that the financial statements reflect the acts and resolutions taking place at the Company and that the immediate revision thereof could not be ordered, considering its informative purpose.

- Accrual of non-operating income in the 2003 financial period, resulting from the sale of Grapon SA: The CVM Board issued a majority ruling in favor of the Company, stating that the

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      Praca Rui Barbosa, 80 - Cataguases (MG) - Telefone: (32) 3429.6000 -
                              Fax: (32) 3429.6317
                          http://www.cataguazes.com.br
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                                                              [LOGO] COMPANHIA
                                                                     FORCA E LUZ
                                                                     CATAGUAZES
                                                                     LEOPOLDINA
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posting of non-operating revenue resulting from the sale of Grapon SA in the
2003 financial period by the Company should not be deemed irregular.

- Resolution concerning destination of the company's income at the 2003 fiscal year at the OSM held on April 30th, 2004: The board of the CVM decided, by majority vote, that the SEP should investigate if such a decision was in fact taken.

- Maintaining the nominal value of the preferred shares and pro rata temporis calculation of the dividends on the share capital value. The CVM Board issued a majority ruling stating that there were no grounds to amend the previous ruling, issued nearly 20 years ago, which stated that simply canceling the normal value of preferred shares does not alter the privilege of such shares nor does it warrant affording the right to withdraw to the preferred shareholders. The CVM Board further ruled that Brazilian Corporate Law does not provide for the pro rata temporis calculation of dividends on the share capital value.

The Board ruled that the decisions taken do not prejudice the exercise of disciplinary activity, under administrative proceedings filed by the respective divisions of the CVM, concerning the resolutions adopted by the Company, while upholding the parties' right to defense and abiding by the final declaration of the Board itself.


                        Cataguases September 24, 2004.


                             Mauricio Perez Botelho
                           Investor Relations Diretor


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      Praca Rui Barbosa, 80 - Cataguases (MG) - Telefone: (32) 3429.6000 -
                              Fax: (32) 3429.6317
                          http://www.cataguazes.com.br